Exhibit 16.1

April 13, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Commissioners:

We have read the statements included under the heading “Changes in Independent Registered Public Accounting Firm” in the registration statement on Form S-1 of Rare Earths Americas, Inc. filed on April 10, 2026. We agree with the statements contained therein concerning our firm. We are not in a position to agree or disagree with other statements contained therein.

Yours truly,

/s/ PGBR RODYOS AUDITORES INDEPENDENTES S.S

PGBR RODYOS AUDITORES INDEPENDENTES S.S

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